Exhibit 99.1

FOR IMMEDIATE RELEASE

July 20, 2017

Codorus Valley Bancorp, Inc.

Reports Second Quarter 2017 Earnings

YORK, Pa. – Codorus Valley Bancorp, Inc. (Codorus Valley, or the Corporation) (NASDAQ: CVLY), parent company of PeoplesBank, a Codorus Valley Company (PeoplesBank), today announced net income available to common shareholders (earnings) of $3.7 million or $0.43 per share basic and diluted, for the quarter ended June 30, 2017, as compared to earnings of $3.0 million or $0.36 per share basic and diluted, for the second quarter of 2016. For the first six months of 2017, earnings were $7.1 million or $0.84 per share basic and $0.83 per share diluted, compared to $5.8 million or $0.69 per share basic and diluted, for the first six months of 2016.

“Our associates work diligently every day to meet the needs of our clients and carry out the initiatives established in our strategic plan, and their efforts are reflected in our solid second quarter performance.  Our earnings per diluted share grew 20% for the first six months of 2017 as compared to the same period in 2016. This was a result of strong deposit and loan growth which lead to an increase in our net income,” commented Larry J. Miller, Chairman, President and CEO.  “Looking ahead, we will continue to focus on the transformation of our digital offerings as we make banking even more convenient for our clients.  With that, we will be unveiling a new PeoplesBank website later this summer with added features and functionality.  This is just part of our commitment to providing the solutions our clients need and want to manage their finances, both in-person and online.”

The Corporation’s net interest income for the second quarter of 2017 was $14.6 million, an increase of $1.4 million or 11 percent when compared to the net interest income of $13.2 million for the second quarter of 2016. The growth was driven by an increased volume of interest earning assets, primarily commercial loans. For the first six months of 2017, net interest income was $28.7 million, reflecting an increase of $2.5 million or 10 percent compared to $26.2 million for the first six months of 2016. The Corporation’s net interest margin was 3.78 percent for the first half of 2017, a decrease from the net interest margin of 3.95 percent for the same period in 2016.

The provision for loan losses for the second quarter of 2017 was $825,000 compared to $800,000 for the same period in 2016. For the six months ended June 30, 2017, the provision for loan losses was $1.5 million compared to $1.6 million for the first six months of 2016. The Corporation’s nonperforming assets ratio was 0.54 percent as of June 30, 2017, a slight increase from 0.46 percent as of June 30, 2016.

Noninterest income for the second quarter of 2017, excluding gains on sales of investment securities, was $2.8 million, an increase of 14 percent compared to noninterest income of $2.4 million for the second quarter 2016. For the first six months of 2017, noninterest income, excluding gains on sales of investment securities, was $5.5 million an increase of 18 percent compared to $4.6 million for the first six months of 2016. The increase in noninterest income, for the three and six months ended June 30, 2017, was attributed primarily to increases in service charges on deposit accounts, trust and investment services, and gains on sales of loans. Gain on sales of investment securities increased $63,000 during the second quarter of 2017 in comparison to 2016 and declined $131,000 for the first six months of 2017 in comparison to 2016.

Noninterest expense was $11.2 million for the second quarter of 2017, an increase of $754 thousand as compared to noninterest expense of $10.4 million for the second quarter of 2016. For the first six months of 2017, noninterest expenses totaled $22.2 million, an increase of 7 percent compared to $20.9 million for the first six months of 2016. Higher personnel expenses, charitable donations and external data processing costs accounted for the majority of the increase. The aforementioned higher costs were partially offset by a decline in foreclosed real estate expenses and marketing costs.

Other News

As recently announced, on July 11, 2017, the Board of Directors of the Corporation declared a regular quarterly cash dividend of $0.135 per share, payable on August 8, 2017 to shareholders of record at the close of business on July 25, 2017. The quarterly cash dividend is the same amount paid as in the previous quarter.

On July 13, 2017, the Corporation announced the retirement of D. Reed Anderson as Vice Chairman and Lead Director of the Board of Directors and the appointments of Harry R. Swift, Esq., as Vice Chairman and Lead Director of the Board of Directors of both companies; Jeffrey R. Hines, P.E., Chairman of both the Compensation and Corporate Governance/Nominating Committees of the Corporation; and John W. Giambalvo, Esq., was appointed a member of the Board of Directors of the Corporation to fulfill the unexpired term of Director Anderson.

About Codorus Valley Bancorp, Inc.

Codorus Valley Bancorp, Inc. is the largest independent financial services holding company headquartered in York, Pennsylvania. Codorus Valley primarily operates through its financial services subsidiary, PeoplesBank, A Codorus Valley Company. In addition to a full range of business and consumer banking services, the Corporation also offers mortgage banking, wealth management, and real estate settlement services through offices located in York, Cumberland and Lancaster Counties in Pennsylvania, and in Baltimore, Harford and Carroll Counties in Maryland. Additional information can be found on PeoplesBank’s website at www.peoplesbanknet.com. Codorus Valley Bancorp, Inc.’s common stock is listed on the NASDAQ Global Market under the symbol CVLY.

Forward-looking Statements

Codorus Valley Bancorp, Inc. has made forward-looking statements in this Press Release. These forward-looking statements are subject to risks and uncertainties. Forward-looking statements include information concerning possible or assumed future results of operations of the Corporation and its subsidiaries. When words such as “believes,” “expects,” “anticipates,” or similar expressions occur in this Press Release, the Corporation is making forward-looking statements. Note that many factors could affect the future financial results of the Corporation and its subsidiaries, both individually and collectively, and could cause those results to differ materially from those expressed in the forward-looking statements contained in this Press Release. Those factors include, but are not limited to: credit risk, changes in market interest rates, inability to achieve merger-related synergies, competition, economic downturn or recession, and government regulation and supervision. The Corporation provides greater detail regarding these as well as other factors in its 2016 Form 10-K and 2017 Form 10-Qs, including Risk Factors sections of those reports, and in its subsequent SEC filings. The Corporation undertakes no obligation to update or revise any forward-looking statements.

Accounting standards require the consideration of subsequent events occurring after the balance sheet date for matters that require adjustment to, or disclosure in, the consolidated financial statements. The review period for subsequent events extends up to and including the filing date of a public company’s financial statements when filed with the Securities and Exchange Commission. Accordingly, the consolidated financial information in this announcement is subject to change.

Questions or comments concerning this Press Release should be directed to:

Codorus Valley Bancorp, Inc.
Larry J. Miller, Chairman, President and CEO	Charles T. Field, CPA - Treasurer
717-747-1500	717-747-1502
lmiller@peoplesbanknet.com	cfield@peoplesbanknet.com

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Codorus Valley Bancorp, Inc.
Financial Highlights

Condensed Consolidated Statements of Income (Unaudited)
(in thousands of dollars, except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2017	2016	2017	2016
Interest income	$17,295	$15,323	$33,800	$30,337
Interest expense	2,667	2,124	5,112	4,173
Net interest income	14,628	13,199	28,688	26,164
Provision for loan losses	825	800	1,475	1,600
Noninterest income	2,843	2,446	5,524	4,831
Noninterest expense	11,167	10,413	22,230	20,871
Income before income taxes	5,479	4,432	10,507	8,524
Provision for income taxes	1,794	1,392	3,403	2,667
Net income	3,685	3,040	7,104	5,857
Preferred stock dividends	0	0	0	16
Net income available to common shareholders	$3,685	$3,040	$7,104	$5,841
Basic earnings per common share	$0.43	$0.36	$0.84	$0.69
Diluted earnings per common share	$0.43	$0.36	$0.83	$0.69

Condensed Consolidated Statements of Financial Condition (Unaudited)
(in thousands of dollars)

	June 30,	December 31,	June 30,
	2017	2016	2016
Cash and short term investments	$61,329	$74,032	$79,334
Investment securities	188,763	201,665	194,452
Loans	1,355,682	1,272,319	1,168,469
Allowance for loan losses	(16,415)	(14,992)	(13,558)
Net loans	1,339,267	1,257,327	1,154,911
Premises and equipment, net	24,336	24,573	24,838
Goodwill	2,301	2,301	2,301
Other assets	54,335	51,689	48,229
Total assets	$1,670,331	$1,611,587	$1,504,065

Deposits	$1,325,665	$1,264,177	$1,198,750
Borrowed funds	171,834	181,947	142,197
Other liabilities	11,396	10,506	10,101
Shareholders’ equity	161,436	154,957	153,017
Total liabilities and shareholders’ equity	$1,670,331	$1,611,587	$1,504,065

Codorus Valley Bancorp, Inc.
Financial Highlights

Selected Financial Data (Unaudited)

	Quarterly					Year-to-Date
	2017	2017	2016	2016	2016	June 30,
	2nd Qtr	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	2017	2016
Earnings and Per Share Data (1)
(in thousands, except per share data)
Net income available to common shareholders	$3,685	$3,419	$3,842	$3,403	$3,040	$7,104	$5,841
Basic earnings per common share	$0.43	$0.41	$0.46	$0.41	$0.36	$0.84	$0.69
Diluted earnings per common share	$0.43	$0.40	$0.46	$0.40	$0.36	$0.83	$0.69
Cash dividends paid per common share	$0.135	$0.135	$0.124	$0.124	$0.124	$0.270	$0.248
Tangible book value per common share (2)	$18.83	$18.45	$18.11	$18.25	$18.00	$18.83	$18.00
Book value per common share	$19.10	$18.73	$18.39	$18.53	$18.28	$19.10	$18.28
Average common shares outstanding	8,440	8,430	8,398	8,378	8,365	8,435	8,361
Average diluted common shares outstanding	8,536	8,524	8,483	8,448	8,433	8,530	8,429

Performance Ratios (%)
Return on average assets (3)	0.88	0.85	1.01	0.89	0.84	0.87	0.82
Return on average equity (3)	9.16	8.71	9.86	8.79	8.01	8.94	7.61
Return on average realized equity (3)(4)	9.15	8.67	9.92	8.95	8.13	8.91	7.72
Net interest margin (5)	3.76	3.81	3.91	3.75	3.95	3.78	3.95
Efficiency ratio (6)	62.81	64.56	61.94	62.44	64.89	63.67	66.09
Net overhead ratio (3)(7)	2.01	2.10	2.07	2.00	2.19	2.05	2.26

Asset Quality Ratios (%)
Net loan (recoveries) charge-offs to average loans (3)	0.03	(0.02)	(0.05)	0.05	0.11	0.01	0.13
Allowance for loan losses to total loans (8)	1.21	1.19	1.18	1.18	1.16	1.21	1.16
Nonperforming assets to total loans
and foreclosed real estate	0.54	0.27	0.51	0.44	0.46	0.54	0.46

Capital Ratios (%)
Average equity to average assets	9.65	9.81	10.22	10.12	10.45	9.73	10.72
Tier 1 leverage capital ratio	10.17	10.40	10.76	10.53	10.89	10.17	10.89
Common equity Tier 1 capital ratio	11.55	11.60	11.88	12.18	12.38	11.55	12.38
Tier 1 risk-based capital ratio	12.27	12.34	12.66	12.99	13.22	12.27	13.22
Total risk-based capital ratio	13.46	13.50	13.81	14.14	14.35	13.46	14.35

(1) per share amounts and shares outstanding were adjusted for common stock dividends

(2) book value less goodwill and core deposit intangibles

(3) annualized for the quarterly periods presented

(4) excludes accumulated other comprehensive income (loss), principally unrealized gains (losses) on investment securities

(5) net interest income (tax-equivalent) as a percentage of average interest earning assets

(6) noninterest expense as a percentage of net interest income and noninterest income (tax-equivalent)

(7) noninterest expense less noninterest income as a percentage of average assets

(8) excludes loans held for sale